                       Securities and Exchange Commission
                             Washington, D.C. 20547

                                 SCHEDULE 14D-9

                   SOLICITATION/RECOMMENDATION STATEMENT UNDER
             SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 1)

                  Riverside Park Associates Limited Partnership
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                            (Name of Subject Company)

                  Riverside Park Associates Limited Partnership
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                       (Names of Persons Filing Statement)

                            Limited Partnership Units
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                         (Title of Class of Securities)

                                      None
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                      (CUSIP Number of Class of Securities)

                                 Patrick J. Foye
                   Apartment Investment and Management Company
                           Colorado Center, Tower Two
                   2000 South Colorado Boulevard, Suite 2-1000
                             Denver, Colorado 80222
                                 (303) 757-8101

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     (Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

                                   Copies to:
                              Jonathan L. Friedman
                    Skadden, Arps, Slate, Meagher & Flom LLP
                       300 South Grand Avenue, 34th Floor
                          Los Angeles, California 90071
                                 (213) 687-5000

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

         The information in the (the "Offer")"Offer to Purchase of AIMCO Properties, L.P., dated May 15, 2000, the Supplement to the Offer to Purchased, dated June 12, 2000, the Supplement to the Offer to Purchase, dated June 23, 2000 and the Supplement to the Offer to Purchase, dated June 27, 2000, Exhibits
(a), (a)(1), (a)(2) and (a)(3) hereto, is incorporated herein by reference in answer to all of the Items of this Schedule 14D-9 except as otherwise set forth below:

Item 2.  Identity and Background of Filing Person.

         This Schedule 14D-9 is being filed by Riverside Park Associates Limited Partnership, a Delaware limited partnership (the "Partnership"). The Partnership's business address is Colorado Center, Tower Two, 2000 South Colorado Boulevard, Suite 2-1000, Denver, Colorado 80222, and its telephone number is (303) 757-8101. Units of limited partnership of the Partnership are the subject of the tender offer.

Item 5.  Person/Assets, Retained, Employed, Compensated or Used.

         Not Applicable

Item 7.  Purposes of the Transaction and Plans or Proposals.

         Not Applicable

Item 9.  Exhibits.

         (a) Offer to Purchase of AIMCO Properties, L.P. (Exhibit (a)(1) to Schedule TO of AIMCO Properties, L.P. dated May 15, 2000, is incorporated herein by refer ence.)

         (a)(1) Supplement to Offer to Purchase of AIMCO Properties, L.P., dated June 12, 2000. (Exhibit (a)(4) to Amendment No. 1 to Schedule TO of AIMCO Properties, L.P., dated June 12, 2000, is incorporated herein by reference.)

         (a)(2) Supplement to Offer to Purchase of AIMCO Properties, L.P., dated June 23, 2000. (Exhibit (a)(7) to Amendment No. 2 to Schedule TO of AIMCO Properties, L.P., dated June 23, 2000, is incorporated herein by reference.)

         (a)(3) Supplement to Offer to Purchase of AIMCO Properties, L.P., dated June 27, 2000. (Exhibit (a)(10) to Amendment No. 3 to Schedule TO of AIMCO Properties, L.P., dated June 27, 2000, is incorporated herein by reference.)

         (e) The information in the Offer to Purchase (Exhibit (a) hereto) under the headings "The Offer-Section 11. Conflicts of Interest and Transactions with Affiliates," "The Offer-Section
                  13. Certain Information Concerning Your Partner ship-Property Management," "The Offer-Section 13. Certain Information Concerning Your Partnership-Distributions," and "The Offer-Section 13. Certain Information Concerning Your Partnership- Compensation Paid to the General Partner and its Affiliates" is hereby incorporated herein by reference.

         (g)      Not applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  June 27, 2000

                                        RIVERSIDE PARK ASSOCIATES LIMITED
                                        PARTNERSHIP
                                        a Delaware limited partnership

                                        By:      Winthrop Financial Associates
                                                 Its General Partner

                                        By:      /s/ Patrick J. Foye
                                                 ----------------------------
                                                 Patrick J. Foye
                                                 Executive Vice President

                                  EXHIBIT INDEX

EXHIBIT NO.                DESCRIPTION
-----------                -----------

   (a)      Offer to Purchase of AIMCO Properties, L.P. (Exhibit (a)(1) to
            Schedule TO of AIMCO Properties, L.P. dated May 15, 2000, is incorporated herein by refer ence.)

   (a)(1)   Supplement to Offer to Purchase of AIMCO Properties, L.P., dated
            June 12, 2000. (Exhibit (a)(4) to Amendment No. 1 to Schedule TO of
            AIMCO Properties, L.P., dated June 12, 2000, is incorporated herein by reference.)

   (a)(2)   Supplement to Offer to Purchase of AIMCO Properties, L.P., dated
            June 23, 2000. (Exhibit (a)(7) to Amendment No. 2 to Schedule TO of
            AIMCO Properties, L.P., dated June 23, 2000, is incorporated herein by reference.)

   (a)(3)   Supplement to Offer to Purchase of AIMCO Properties, L.P., dated
            June 27, 2000. (Exhibit (a)(10) to Amendment No. 3 to Schedule TO of
            AIMCO Properties, L.P., dated June 27, 2000, is incorporated herein by reference.)

   (e) The information in the Offer to Purchase (Exhibit (a) hereto) under the headings "The Offer-Section 11. Conflicts of Interest and
            Transactions with Affiliates," "The Offer-Section 13. Certain
            Information Concerning Your Partner ship-Property Management," "The
            Offer-Section 13. Certain Information Concerning Your
            Partnership-Distributions," and "The Offer-Section 13. Certain
            Information Concerning Your Partnership- Compensation Paid to the
            General Partner and its Affiliates" is hereby incorporated herein by reference.

   (g)      Not applicable